EXHIBIT 99.1

CONTACT:

Gary A. Harmon

Chief Financial Officer

(706) 876-5851

gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS FOURTH QUARTER, YEAR-END 2007 RESULTS

CHATTANOOGA, Tenn. (February 26, 2008) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the fourth quarter and fiscal year ended December 29, 2007.  For the fourth quarter, income from continuing operations was $1,746,000, or $0.14 per diluted share, compared with income from continuing operations of $3,234,000, or $0.25 per diluted share, for the fourth quarter of 2006.  Sales for the fourth quarter of 2007 were $79,517,000, down less than 1.0% from sales of $80,275,000 in the year-earlier quarter.

For the fiscal year ended December 29, 2007, income from continuing operations was $6,778,000, or $0.52 per diluted share, compared with income from continuing operations of $7,891,000, or $0.61 per diluted share, for the year ended December 30, 2006.  Sales for 2007 were $320,795,000, down 3.1% from sales of $331,100,000 in the prior year.

In 2006, the Company adjusted its tax contingency reserves due to settlements of income tax examinations and expiring statutes of limitations.  These adjustments reduced its effective income tax rate to 9.8% for the fourth quarter of 2006 and 18.4% for fiscal 2006.   The effective income tax rates in 2007 were at more normal levels of 32.5% in the fourth quarter and 35.3% for the full year.  The effect of the 2006 income tax adjustments was to increase income from continuing operations by $0.06 and $0.13 per diluted share, respectively, for the fourth quarter and fiscal year 2006.

In the fourth quarter 2007, the Company merged its only remaining defined benefit pension plan into a multi-employer pension plan and ceased to be the plan sponsor.  The Company incurred principally non-cash pre-tax expenses of $1,518,000 relating to the merger.  Expenses of the pension plan merger reduced income from continuing operations by $1,023,000, or $0.08 per diluted share, for the fourth quarter and fiscal year ended December 29, 2007. The Company’s other defined benefit pension plan was terminated in the second quarter of 2006.  Expenses to terminate that legacy defined benefit pension plan were $3,249,000 pre-tax, which reduced income from continuing operations by $2,057,000, or $0.16 per diluted share, for fiscal 2006.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, "Continued weakness, particularly in residential carpet markets, has had a negative impact on the industry and our business.  The industry reported that carpet sales declined 6.5% in the fourth quarter and 8.0% for 2007, compared with the prior-year periods.  During these same periods, our sales continued to out-perform those of the industry, with year-over-year carpet sales comparisons that were relatively flat for the fourth quarter and down only about 2.8% for the full year.

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DXYN Reports Fourth Quarter, Year-end Results

February 26, 2007

“Our commercial carpet business continued to show relatively strong results, growing 11% in the fourth quarter and 10.5% for fiscal 2007.  Broadloom commercial carpet products grew for both the fourth quarter and year, and our new modular/carpet tile products continued to gain momentum – posting sales of over $2.7 million during the fourth quarter.  Our carpet tile operation was profitable for the fourth quarter of 2007.

“Gross margins improved in both dollars and as a percentage of sales for the fourth quarter and full-year 2007, compared with the same periods in 2006.  The improved results of our modular/carpet tile products, higher selling prices, and a more profitable product mix more than offset the effect of lower sales.  As a percentage of sales, gross margin improved to 31.0% in the fourth quarter and 30.3% for full-year 2007, compared with 30.0% and 28.9%, respectively, for the fourth quarter and full-year 2006.  Although our operating results were not as strong for the full-year 2007 compared with the prior year, the improvements we saw in the fourth quarter are encouraging.  Without the pension merger expenses incurred in the fourth quarter of 2007 and the abnormally low income taxes in the fourth quarter a year ago, our fourth quarter 2007 operating income and income from continuing operations were better than in the prior year.  Our suppliers increased their prices for raw material early in the first quarter of this year.  Although, we have raised our own selling prices to offset this and other higher costs, the full effect of the higher selling prices will not be realized for several months.

“The outlook for business remains difficult to predict.  Sales continue to be depressed thus far in fiscal 2008 and residential carpet revenues continue to decline.  The severe weakness in the housing industry and tough credit conditions will likely continue to have an impact on demand for residential carpet products throughout this year.  Nevertheless, we believe we can continue to grow our share of the residential carpet market.  Very early this year, we are introducing additional wool and nylon residential products that we believe will complement our well-received 2007 offerings.  We are also selectively expanding our sales force to increase market penetration.

“Demand has remained relatively strong for our commercial broadloom products, and our modular/carpet tile products are now achieving consistent growth.  Accordingly, we intend to expand our commercial tile and broadloom product offerings this year.  Improvements we made last year, together with the anticipated effect of our new residential and commercial products, make us optimistic that our sales will continue to outpace those of the carpet industry as a whole,” Frierson concluded.

During the fourth quarter of 2007, the Company purchased 78,279 shares of its Common Stock at an average per share price of $9.29 pursuant to the program authorized by the Board of Directors to repurchase up to $10.0 million of the Company's Common Stock.  In December of last year, the Company entered into a 10b5-1 plan, which allowed it to continue its repurchase program during January and February of this year.  Based on the current stock price, management believes repurchases of the Company’s Stock represent an excellent investment and provide long-term value to shareholders.

The Company’s loss from discontinued operations was $337,000, or $0.03 per diluted share, for the fourth quarter of 2007, compared with income of $72,000, or $0.00 per diluted share, for the fourth quarter of 2006.  For 2007, the loss from discontinued operations was $512,000, or $0.04 per diluted share, compared with a loss of $188,000, or $0.02 per diluted share, for 2006.  Including discontinued operations, the Company reported net income of $1,409,000, or $0.11 per diluted share, for the fourth quarter of 2007 compared with net income of $3,306,000, or $0.25 per diluted share, for the fourth quarter of 2006.  For 2007, net income was $6,266,000, or $0.48 per diluted share, compared with net income of $7,703,000, or $0.59 per diluted share, in 2006.

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DXYN Reports Fourth Quarter, Year-end Results

February 26, 2007

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at www.earnings.com.  The simulcast will begin at approximately 11:00 a.m. Eastern Time on February 26, 2008.  A replay will be available approximately two hours later and will continue for approximately 30 days.  If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 981-5533 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 4391376 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Such factors include the levels of demand for the products produced by the Company.  Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations.  Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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DXYN Reports Fourth Quarter, Year-end Results

February 26, 2007

THE DIXIE GROUP, INC.

Consolidated Condensed Statements of Operations

(unaudited; in thousands, except earnings per share)

	Three Months Ended		Year Ended
	Dec. 29, 2007	Dec. 30, 2006	Dec. 29, 2007	Dec. 30, 2006
NET SALES	$79,517	$80,275	$320,795	$331,100
Cost of sales	54,871	56,231	223,561	235,262

GROSS PROFIT	24,646	24,044	97,234	95,838
Selling and administrative expenses	19,097	18,831	78,788	75,938
Other operating income	(211)	(41)	(469)	(640)
Other operating expense	254	275	673	733
Defined benefit pension plan merger / termination expenses	1,518	---	1,518	3,249

OPERATING INCOME	3,988	4,979	16,724	16,558

Interest expense	1,508	1,706	6,347	7,213
Other income	(117)	(332)	(163)	(454)
Other expense	10	20	69	127

Income from continuing operations before income taxes	2,587	3,585	10,471	9,672
Income tax provision	841	351	3,693	1,781

Income from continuing operations	1,746	3,234	6,778	7,891
Income (loss) from discontinued operations, net of tax	(337)	72	(512)	(188)

NET INCOME	$1,409	$3,306	$6,266	$7,703

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.14	$0.25	$0.53	$0.62
Discontinued operations	(0.03)	0.01	(0.04)	(0.01)

Net income	$0.11	$0.26	$0.49	$0.61

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.14	$0.25	$0.52	$0.61
Discontinued operations	(0.03)	---	(0.04)	(0.02)

Net income	$0.11	$0.25	$0.48	$0.59

Weighted-average shares outstanding:
Basic	12,738	12,750	12,788	12,702
Diluted	12,897	12,987	12,967	12,959

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THE DIXIE GROUP, INC.

Consolidated Condensed Balance Sheets

(in thousands)

	Dec. 29, 2007	Dec. 30, 2006
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$427	$538
Accounts receivable, net	32,868	31,074
Inventories	75,928	69,600
Other	7,742	7,652
Total Current Assets	116,965	108,864

Net Property, Plant and Equipment	102,378	98,398
Goodwill	56,743	56,960
Other Assets	14,152	13,604
TOTAL ASSETS	$290,238	$277,826

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$32,734	$28,075
Current portion of long-term debt	8,817	7,663
Total Current Liabilities	41,551	35,738

Long-Term Debt
Senior indebtedness	60,119	57,780
Capital lease obligations	2,547	3,937
Convertible subordinated debentures	17,162	19,662
Deferred Income Taxes	11,726	11,697
Other Liabilities	15,019	13,334
Stockholders' Equity	142,114	135,678
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$290,238	$277,826

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